EXHIBIT 21.1

Subsidiaries of the Registrant as of December 31, 2023	Jurisdiction of Incorporation

ANSYS Austria GmbH	Austria

Fluent China Holdings Limited	Barbados

ANSYS Belgium S.A.	Belgium

ANSYS do Brasil LTDA	Brazil

Diakopto Inc.	California

ANSYS Canada Limited	Canada

ANSYS Lumerical Software ULC	Canada

2011767 Ontario, Inc.	Canada

ANSYS Technology (Shanghai) Co., Ltd.	China

OPTIS CN Limited	China

Cullimore and Ring Technologies, Inc.	Colorado

Ansys International LLC	Delaware

OnScale, LLC	Delaware

Grove Financing Sub 3, LLC	Delaware

Zemax Taiwan, LLC	Delaware

Zemax, LLC	Delaware

ANSYS France SAS	France

Extrality SAS	France

ANSYS Germany GmbH	Germany

DYNAmore Gesellschaft fur FEM Ingenieurdienstleistungen GmbH	Germany

ANSYS Hellas Single Member S.A.	Greece

OPTIS Hong Kong Limited	Hong Kong

ANSYS Software Private Limited	India

ANSYS Ireland Ltd.	Ireland

ANSYS Software, Ltd.	Israel

ANSYS Italia, S.r.l	Italy

ANSYS Japan K.K.	Japan

OnScale Japan GK	Japan

ANSYS Luxembourg Holding Company S.à.r.l.	Luxembourg

Computational Engineering International, Inc.	North Carolina

Ansys Government Initiatives, Inc. AGI.	Pennsylvania

ANSYS Poland s p.z.o.o	Poland

ANSYS OOO	Russia

ANSYS Rwanda Limited	Rwanda

ANSYS Singapore Pte. Ltd.	Singapore

ANSYS Korea LLC	South Korea

ANSYS Iberia, S.L.	Spain

Engineering Simulation and Scientific Software Rocky DEM S.L.U.	Spain

ANSYS Sweden AB	Sweden

DYNAmore Nordic AB	Sweden

ANSYS Switzerland GmbH	Switzerland

desktop.studio GmbH	Switzerland

Matterhorn Merger Sub GmbH	Switzerland

Taiwan ANSYS Technologies Co.	Taiwan

ANSYS MEA FZ-LLC	United Arab Emirates

ANSYS UK Limited	United Kingdom

Granta Design Limited	United Kingdom

Grove Acquisition Sub Limited	United Kingdom

Grove Financing Sub Limited	United Kingdom

Grove Financing Sub 2 Limited Partnership	United Kingdom

Grove Financing Sub 4 Limited	United Kingdom

Motor Design Limited	United Kingdom

OnScale Limited	United Kingdom

Phoenix Integration, Inc.	Virginia